Exhibit 99.1

Cyngn Declares Pro Rata Dividend of Common Stock

MENLO PARK, Calif. Oct. 2, 2023 – Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN), a developer of AI-powered autonomous driving solutions for industrial applications, today announced that its board of directors has approved a pro rata 10% dividend of its common stock. The dividend will be paid on October 30, 2023 (the “Distribution Date”) to all holders of record of the Company’s common stock as of the close of business on October 23, 2023 (the “Record Date”). Stockholders will receive one share of Cyngn common stock for every ten shares of Cyngn common stock they hold on the Record Date.

Fractional shares of Cyngn common stock will not be distributed to Cyngn stockholders. Instead, the fractional shares of Cyngn common stock will be rounded up to receive one whole share of Cyngn common stock.

Lior Tal, Chairman and CEO of the Company stated, “The Board is very pleased with the progress the Company made in since its IPO in 2021, especially with the recent economic and market challenges. We are proud of our Company, our staff, and our customers and partners as we all worked to achieve and even exceed the goals we outlined at the time went public. By declaring this first-time stock dividend it’s our way of rewarding and thanking our shareholders for their continued support.”

The Board will continue to consider future stock dividends going forward. Any future dividend would be based on all outstanding shares including those issued as a result of this stock dividend, although that of any dividends will be based on the Company’s financial condition and other related factors at that time.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

●	Website: https://cyngn.com

●	Twitter: http://twitter.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Investor/Media Contact:

Bill Ong, bill@cyngn.com

650-204-1551